EXHIBIT 16.1
                                                                    ------------


September 30, 2003


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:    Touchstone Software Corporation


Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated October 1, 2003 of Touchstone Software Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Sincerely,


/s/ Vitale, Caturano & Company, P.C.


cc:  Mr. Jason K. Raza,
       President & Chief Executive Officer
       Touchstone Software Corporation

       Mr. Ron Maas
       Audit Committee Chair
       Touchstone Software Corporation